UNITED STATES

SECURITIES EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

Great Elm Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 First Street, First Floor

Los Altos, California 94022

(Address of principal executive offices) (Zip Code)

(650) 518-7111

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

The registrant entered into consulting agreements with each of Messrs. Vachon and Teksler as described in Item 5.02.

Item 2.01              Completion of Acquisition or Disposition of Assets.

On June 30, 2016, the registrant completed the divestiture of its intellectual property business to Optis UP, LLC as contemplated by the Purchase and Sale Agreement, dated as of April 6, 2016, as amended (the “Purchase Agreement”) between Optis UP Holding, LLC and the registrant.

The net proceeds of the divestiture are summarized as follows:

Purchase price	$30,000,000
Reimbursement of capital contributions by the registrant to the licensing companies since signing the Purchase Agreement	4,200,000
Settlement agreement with McKool Smith PC	(4,500,000)
Remaining EIP incentive fee	(150,000)
Licensing business costs incurred but not reimbursable	(1,183,000)
Teksler and Vachon consulting agreement	(524,000)
Severance and other employee costs	(1,919,000)
Transaction costs (legal, etc.)	(200,000)
Early lease termination	(70,500)
Other	(585,000)
Net proceeds	$25,064,000

There is no assurance that net proceeds of the divestiture will not be lower than the estimate shown in the foregoing table.

The Purchase Agreement provides for payment of up to an additional $10,000,000 on June 30, 2018 and sharing of net damages (if any) recovered in the registrant’s pending breach of contract litigation with Microsoft Corporation.

Item 2.05                         Costs Associated with Exit or Disposal Activities.

The required disclosure is contained in Item 2.01.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 5, 2016, Philip A. Vachon resigned from the board of directors of the registrant.  Mr. Vachon was not a member of any board committee and his resignation was not the result of any disagreement on any matter relating to the registrant’s operations, policies or practices.  Mr. Vachon agreed to provide consulting services to the registrant through the time of resolution of any claims made by the purchaser under the Purchase Agreement.  On July 5, 2016, the registrant entered into a consulting agreement with Mr. Vachon which is filed as an exhibit to this report.

Effective July 5, 2016, Boris Teksler’s employment as chief executive officer of the registrant concluded.  Mr. Teksler will resign from the registrant’s board of directors where he was a member of the strategic committee, upon the closing of the transactions contemplated by the Subscription Agreement, dated as of June 24, 2016, by and among the registrant, Great Elm Capital Corp. and other the parties thereto. Mr. Teksler’s resignation is not the result of any disagreement on any matter relating to the registrant’s operations, policies or practices.  Under the terms of Mr. Teksler’s employment, the registrant will pay him $1,000,000 in severance and on June 30, 2016 all of Mr. Teksler’s compensatory options to purchase shares of the registrant’s common stock became vested.  The registrant will also pay health insurance premiums for Mr. Teksler and his family through July 2017.  On July 5, 2016, the registrant entered into a consulting agreement with Mr. Teksler which is filed as an exhibit to this report.

The registrant’s general counsel and secretary Noah Mesel’s employment with the registrant concluded on July 5, 2016.  Mr. Mesel is entitled to a lump sum severance payment of $292,500, all of his compensatory options became vested and the registrant agreed to pay for Mr. Mesel and his family’s health insurance through April 2017.

Item 9.01              Financial Statements and Exhibits.

Pro forma financial information. As described above, on June 30, 2016, the registrant completed the divestiture of its intellectual property business through the sale of 100% of the equity interests in the two holding companies of Unwired Planet LLC.  We refer to the holding companies, Unwired Planet LLC and its subsidiary as the “IP Licensing Companies.”

A limited number of pro forma adjustments are required to illustrate the effects of the divestiture on the registrant’s unaudited consolidated balance sheet as of March 31, 2016, and the registrant’s unaudited consolidated statements of operations for the nine months then ended and for the year ended June 30, 2015. The following narrative description is furnished in lieu of unaudited pro forma consolidated financial statements.

The following description of the registrant’s unaudited pro forma consolidated statements of operations for the nine months ended March 31, 2016 and for the year ended June 30, 2015 assumes the divestiture occurred on July 1, 2015. The IP Licensing Companies’ results of operations comprise over 90% of the registrant’s consolidated expenses for each period.

The following description of the pro forma adjustments to the registrant’s unaudited consolidated balance sheet as of March 31, 2016 assumes the divestiture occurred as of that date. Historically, the registrant did not record as an asset on its balance sheet the value of the patents the IP Licensing Companies acquired from Ericsson or the patents the registrant and its subsidiaries developed. After giving effect to the divestiture, the registrant’s consolidated balance sheet would reflect the net proceeds that received on closing of the divestiture as an increase in cash balance and the related gain as a reduction in the registrant’s accumulated deficit. The deferred licensing costs and the deferred revenue from the Lenovo agreement will be eliminated.  The registrant estimates that its March 31, 2016 pro-forma cash balance was $71.5 million.

Exhibits. The exhibit index attached hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2016

UNWIRED PLANET, INC.

By:	/s/ James D. Wheat
James D. Wheat
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

10.1	Letter agreement between the registrant and Boris Teksler (1)

10.2	Letter agreement between the registrant and Philip A. Vachon (1)

(1)                                 Management compensation arrangement